UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 8, 2005
(Date of earliest event reported)

Inland Monthly Income Fund II, L.P.
(Exact name of registrant as specified in the charter)

Delaware	0-17593	36-3587209
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2901 Butterfield Road
Oak Brook, Illinois 60523
(Address of Principal Executive Offices)

(630) 218-8000
(Registrant's telephone number including area code)

Not Applicable
Former name or former address, if changed since last report)

Item 2.01  Completion of Acquisition or Disposition of Assets

On September 8, 2005, the Partnership sold its remaining asset, the Scandinavian Health Club, located in Broadview, Ohio. The property was sold to Khouri Group #2, LLC, an unaffiliated third party, for $2,800,000, on an all cash basis. The property had a basis of approximately $2,121,500, resulting in a gain of approximately $570,000, net of closing costs. Net sales proceeds will be distributed to the Limited Partners during the third quarter of 2005.

This property was the remaining asset of the Partnership. We anticipate terminating the Partnership in December 2005, after we have determined the final costs of the Partnership. A final distribution will be made to the Limited Partners in December 2005.

Item 9.01  Financial Statements and Exhibits
  Financial Statements. Not Applicable
  Pro Forma Financial Information - Narrative

As a result of the sale of this property, prospectively there will be no property operations included in the financial statements of the Partnership relating to this property. The following sets forth the amounts of selected accounts in the financial statements of the Partnership relating solely to this property.
	For the six months ended June 30, 2005	For the year ended December 31, 2004
Rental Income	$191,616	$383,231
Operating Expenses	1,996	3,957
Depreciation	55,146	110,292
Net income	134,474	268,982

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Inland's Monthly Income Fund, L.P.
(Registrant)

By:	/s/ Kelly Tucek

Kelly Tucek
Vice President of General Partner and principal financial officer of Inland's Monthly Income Fund, L.P.

Date:	September 12, 2005